Exhibit 14.1

SUMMARY

1.	MESSAGE FROM THE LEADERSHIP	1
2.	MESSAGE TO SHAREHOLDERS	2
3.	PURPOSE	3
4.	EFFECTIVENESS	3
5.	DEFINITIONS	3
6.	RESPONSIBILITIES OF LEADERSHIP	4
7.	COMPLIANCE WITH LAWS AND REGULATIONS	4
8.	WORK RELATIONS AND GENERAL PRINCIPLES	5
9.	CONFLICTS OF INTEREST	8
10.	INFORMATION CONFIDENTIALITY	11
11.	BUSINESS PRACTICES	12
12.	COMPLIANCE PROCEDURES AND REPORTING	15
13.	OTHER PROVISIONS	20
14.	EXCEPTIONS	20
15.	15.1 EXHIBIT I – LIABILITY INSTRUMENT	21

1.	MESSAGE FROM THE LEADERSHIP

From the beginnings of the XP Group, our efforts have been directed at doing more, doing it better and achieving unimaginable results. As we commit to these goals, we are aware that we will only be a market leader and serve our clients well if we honor our ethical and moral commitments.

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With this in mind, our Code of Ethics and Conduct (“Code”) was updated in order to articulate our values more clearly. The document delivers the practices and conduct expected from all persons who are part of the XP Group, without losing the essence of a dynamic business in constant expansion.

We are certain that by following the guidelines described here, we will go even further!

2.	MESSAGE TO SHAREHOLDERS

The Code represents the commitment of the XP Group to a responsible, ethical and transparent attitude with mutual respect for our professionals and society (a big and challenging dream that motivates everyone who works in the same direction).

The Code plays an important role in building the reputation and sustainability of the XP Group. It is applicable to all persons in the group, and was prepared to be used as a guide in our daily professional activities.

The Code does not address all legal and ethical matters that can arise in the day-to-day activities of the XP Group. However, it will offer solid advice regarding several matters, in addition to a practical approach on how to avoid conflicts of interest in the job.

The rules defined below must be observed and complied with by all Collaborators. Conduct that is compatible with the ethical standards of the XP Group is indispensable, adds value to the work environment and contributes to the reputation and favorable image of the group.

Thus, behavioral conduct that is based on common sense, transparency and truth, and that seeks to avoid conflict and ethical deviation, must be encouraged and adopted in any circumstances.

Introduction

The XP Group is committed to the highest standards of ethical conduct. This Conduct applies to partners, executives and employees of the XP Group, as well as its subsidiaries and affiliates. The Code describes the ethical conduct in several important situations that must always reflect our purpose and values.

Purpose

We seek to transform the investment market in order to improve the financial lives of people.

Values

Big Dream	We are perpetual explorers, as our vision has no limit and our goals make the impossible come true.

Open Mind	We are not all-knowing. Different points of view and a willingness to experiment are what make us learn and grow.

Entrepreneurial Spirit	We assume responsibility and act with the minimum necessary to add value. We actually do it.

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Although the Code determines key areas for ethical conduct, more detailed information is presented in the Compliance Policy of the XP Group (detailed procedures), which you must comply with as a person connected to the XP Group. You are responsible for reading and reviewing the Code and other internal rules of the XP Group, in addition to complying with the Code in your daily activities and conduct. You must also immediately communicate any violations of the Code that you become aware of. You may be subject to disciplinary measures or termination of your employment contract if you violate the Code or fail to report violations of the Code.

3.	PURPOSE

The Code governs the conduct associated with the development of personal or professional relations of the XP Group by determining behavioral standards with the purpose of (i) promoting practices to prevent and fight illegal activities; (ii) guaranteeing the confidentiality of information; and (iii) resolving conflicts of interest.

4.	EFFECTIVENESS

The Code shall become effective on the date of its disclosure and communication to all Collaborators.

The Code must be reviewed jointly by the Executive Office and the Compliance Offices of the Controlled Companies; and it must be approved by the Board of Directors every two years or earlier, if required by the local regulatory body in case of amendment of the applicable legislation, or if there is a change in the business practices of the XP Group, or if there is a corporate event that justifies its update, as determined by the Board of Directors.

5.	DEFINITIONS

Controlling Shareholder: The shareholder or group of shareholders, bound by an agreement or under common control, that exercises the direct or indirect control power on the Company, under Brazilian Law No. 6,404/76.

Managers: The sitting and alternate members of the Executive Office and the Board of Directors of the Company.

Collaborators: All the Managers, members of the Audit Committee, if convened, or other bodies with technical or consulting roles, members, employees, interns, partners, third-party service providers, independent investment agents, representatives, consultants and/or suppliers of the XP Group.

Affiliates: Companies on which the Company has significant influence (article 243, paragraph 1, of Law No. 6,404/76).

Company: XP INC.

Controlled Companies: The companies of which the Company is a Controlling Shareholder.

Conflict of Interest: A situation in which a person is involved in a decision-making process which he/she has the power to influence and/or direct, guaranteeing a gain and/or benefit for himself/herself, a Close Family Member, a company Controlled thereby or a third party that he/she is involved with, or a situation that can interfere with his/her capacity to make an exempt judgment. This definition also includes situations in which the objectives or motivations of the decision-makers are not aligned with the objectives and interests of the XP Group and the respective shareholders in specific matters.

XP Group: The Company, its Controlled Companies and Affiliates, jointly considered.

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Privileged Information: All relevant information related to the Company, its Controlled Companies or Affiliates, which can influence, in a significant manner, the quotation of the Securities and which has not been disclosed to investors.

Compliance Policy: The Compliance Policy of the XP Group approved by the Company’s Board of Directors in a meeting held on May 8, 2017.

Close Family Member: Family members who are expected to have influence on or be influenced by the person in the businesses of these members with the Company, namely: (i) children and/or dependents; (ii) spouse or partner; and (iii) children and/or dependents of the spouse or partner.

Securities: Any shares, debentures, subscription warrants, receipts (including those issued outside Brazil with backing by shares) and subscription rights, promissory notes, stock options, indexes and derivatives of any kind, or any securities or collective investment agreements issued by the Company, or referenced thereby, which are considered to be securities by legal determination.

Undue Advantage: Special treatment to obtain undue personal or business advantage such as for: a scholarship, discounts, any undue compensation or benefit, even if not of an economic or equity nature, presents, gifts, trips, meals, hospitality, entertainment and work opportunities. It is worth mentioning that even low-cost benefits or benefits with no apparent cost may represent an undue advantage if, in exchange, they entail a personal or business advantage.

6.	RESPONSIBILITIES OF LEADERSHIP

The following are responsibilities of leadership:

•	Create, communicate and promote compliance with the conduct and ethics standards of the XP Group.

•	Provide Collaborators with information on the standards, policies, procedures and rules.

•	Signal and communicate any behavior that indicates that a Collaborator may not understand or may not be in compliance with the Code.

•	Answer Collaborators’ questions on business conduct and seek guidance from the Compliance Department and other departments of the XP Group, as described in this Code.

•	Ensure that any conduct that violates policies, regulations or rules is reported in a timely and adequate manner.

•	Ensure that the decisions and actions taken regarding bad conduct are free from discrimination or favoritism.

7.	COMPLIANCE WITH LAWS AND REGULATIONS

The businesses of the XP Group, when applicable, are subject to several laws, rules and regulations, including standards issued by BM&FBovespa/CETIP (“B3”), the Brazilian Securities Commission (“CVM”), the Central Bank (“BC”), the Superintendence Office for Private Insurance (“SUSEP”) and other federal, state and city laws. Although you are not expected to know all the details of the several regulations that govern our businesses, we expect that you know and comply with the policies and procedures applicable to your role and complete any applicable necessary training (for example, “Information Safety Policy”; “Anticorruption Policy”; “Money Laundering Prevention”; “Suitability”; and “Constituents and Transactions Allocation Regulation,” among others). All XP Group policies can be found in the intranet.

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The Compliance and Legal Departments of the Controlled Companies are available for discussion of any specific situation and/or rule. Lack of knowledge of rules and procedures cannot be used as an argument to base a conduct that is non-compliant with this Code.

8.	WORK RELATIONS AND GENERAL PRINCIPLES

Our work relations policies reflect the highest standards in our business practices and our respect for coworkers.

Internal Relationships

All persons subject to the rules contained in this Code must adopt a responsible attitude towards their activities and must proceed with respect, cooperation, caution, dedication and honesty. They must also exercise their activities with care for the resources and assets provided by the XP Group.

All decisions and professional activities of the company are based on fairness with respect to rights, treatment and opportunities. No employee is permitted to engage in acts that may constitute retaliation, abuse of power, disrespect, unjustified benefit, any form of racial, sexual or religious discrimination or discrimination that relates to disability, violence, or, any other activities that may offend your co-workers or cause a situation that could lead to physical or verbal confrontation or bullying or sexual harassment.

Any conduct that is not in compliance with market norms or that violates XP Group’s internal policies is prohibited and will be punishable as set out in XP Group’s specific policies.

External Relationships

Any failure in relationships with third parties can have media repercussions, ruin the XP Group’s image and lead to possible legal implications. Thus, the disciplinary rules for such relationships should be adhered to and given due attention.

Established relationships should be guided by integrity, honesty, trust, quality, promptness and respect.

Customers

Employees must deal fairly with XP Group’s customers in line with their obligation to act with integrity and honesty.

No Employee shall misuse anyone through misrepresentation or any unfair business practices. Therefore, our conduct should note that:

i.	Our customers deserve attention and respect;

ii.	XP Group’s name may not be used by Employees for their own benefit;

iii.	We encourage clients to invest responsibly;

iv.	Customers are our reason for being. They must be served with courtesy, efficiency and sincerity, and in the sale process, the investor profile must be observed; and

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v.	All XP Group’s customers must receive the specified standard of care, with priority being given to serving a particular customer.

Shareholders

We need to protect the interests of our shareholders and investors, and always strive to maintain the financial soundness of our business. To do so, our conduct must comply with the following concepts:

i.

Contact the Investor Relations department whenever there is a request for communication with shareholders or investors. This department is prepared to communicate accurately, transparently and in a timely manner, to enable shareholders and investors to track the XP Group’s activities and performance;

ii.	Carefully protect and ensure confidentiality in order to avoid insider trading; and

iii.	Respect the rules of the Disclosure and Use of Information Policy and the Securities Trading Policy.

Suppliers and Partners

We need to maintain a respectful and trusting relationship with our suppliers and partners by abiding by the following rules:

i.	Push for constant improvement in the quality of work of suppliers and the continuous improvement of their relationship with us;

ii.	Provide equal opportunities for all partners, regardless of size or geographical location;

iii.	Follow the Controlled Purchasing Area standards for contracting suppliers;

iv.	Be an example by encouraging our suppliers to adopt management practices that respect human dignity, ethics and the preservation of the environment; and

v.	Look for partners who are in line with the XP Group’s ethical standards.

Competition

Be ethical. Do not communicate with third parties, directly or indirectly, on matters that relate to competing products or services that are not based on actual or proven facts or that are intended to publicly discredit the image of competitors.

Press

Knowing how to base our relationship with the press on transparency and respect is fundamental to maintaining an image that is consistent with our values, as well as ensuring the correct dissemination of data, projects and events. Our conduct should follow the following standards:

i.	Never give information and / or interviews without prior permission from the Marketing Department;

ii.	Whenever contacted by the press, transfer the call to the Press Office, which will handle requests in accordance with the XP Group’s internal rules;

iii.	Do not express opinions in the media or social media that may be interpreted as an official position of the XP Group;

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iv.	Inform your staff about press service procedures; and

v.	Remind them that no one in the XP Group is allowed to give information and / or interviews without prior permission from Marketing.

Regulators, Self-Regulators and Government Agencies

We aim to contribute to a fairer and more transparent market through the implementation of compliance programs. Our conduct should follow the following standards:

i.	Stay informed, and respect the laws, rules and other policies of the XP Group that guide relationships with public officials; and

ii.

Do not permit the promise, offering or delivery, directly or indirectly, of any improper Advantage, contribution, donation, favor, or gift to government agencies or public officials to induce them to act or use their influence to help the XP Group win business or gain an improper advantage.

Equal Opportunities and Promotion of Diversity

It is our policy to engage, retain, promote, train, develop and treat employees and candidates based on meritocracy, qualifications, performance and competence. We believe in respecting the dignity of all Employees and we expect that everyone show respect for all coworkers, clients, temporary collaborators / third parties and suppliers. Respectful and professional conduct promotes productivity and minimizes disputes.

All practices of the XP Group do not discriminate based on race, color, gender (including pregnancy or related medical conditions and gender identity), religion, age, nationality, disability, legally protected medical condition, marital status, sexual education or any other individual status.

Prevention of Harassment and Discrimination

We do not tolerate any type of discrimination or harassment, including verbal, written (such as emails, instant messages and other means of communication) or physical harassment that violates the dignity and integrity of the individual. We expect our leadership to reinforce these policies and to create a work environment that benefits performance and promotes growth opportunities and professional progress. Discrimination or harassment acts based on the categories set out above are subject to disciplinary measures, including contractual termination, depending on the seriousness of the case. All employees, officers and directors are required to comply with the Company’s policy on equal opportunity, non-discrimination and fair employment. If you are aware of the occurrence of discriminatory or harassment acts, you must report the event to the Personnel & Management Department or make a report to the confidential channel of the XP Group.

Family and Close Relationships

The appointment and contracting of relatives, spouses and partners (including common-law marriage and relationships) are allowed, but can result in actual or presumed conflicts of interest, such as the prevalence of subjective criteria on the matter, if they are not properly managed.

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This group of relations includes relatives by blood or marriage, relatives by adoption in a straight line of ascendance (parents, grandparents), descendants (children, grandchildren), or by collateral relation (brothers- and sisters-in-law, cousins, nephews and nieces, sons-in-law, daughters-in-law, etc.), in addition to the other direct relations already defined above. The Personnel & Management Department, when it identifies a connection during the analysis of the candidate (through the answers in documents set forth by the Know Your Employee (KYE) Policy), must send the case to the Compliance Department for analysis of the conflicts.

The practice of favoritism, resulting from blood or close relationships, by the managers and Collaborators who work in the same executive office in the same reporting structure or in the same physical space (e.g., smaller offices) results in conflicts of interests. If there is an intent to appoint a spouse or partner, it is necessary to inform the direct manager and the manager responsible for contracting.

Health and Safety

The XP Group is committed to providing a healthy and safe work environment. You are responsible for learning the safety procedures applicable to your work and area, and for reporting accidents, injuries and unsafe practices and conditions to your manager, to the Personnel & Management Department and to the Facilities Department. We strive to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business. Achieving this goal is the responsibility of all officers, directors and employees.

Workplace Free from Drugs and Alcohol

It is expected that Collaborators work in adequate conditions to carry out their duties. Any person that is under the influence of substances that may impact others’ and their own safety as well as adversely affect their good judgment. Such individuals will be sent home and be subject to disciplinary measures, including termination of their employment contracts.

9.	CONFLICTS OF INTEREST

Collaborators shall not be involved in outside businesses or other activities that may interfere with their use of good sense in the conduct of the businesses of the XP Group. We have a duty to report any transaction or material relationship that may create a conflict of interest with the companies of the XP Group. If you have any questions on what constitutes a conflict of interest or need to report any transaction or relationship that you believe has occurred or may entail a conflict of interest, please contact the Compliance Department.

Duty of Loyalty

The work in the XP Group must be your main professional association and have priority over any other job or commercial affiliation you may have. You may not occupy any position, regardless of compensation, with any other organization, for profit or charity purposes, that may place you in competition with the XP Group or conflict with the performance of your duties in the XP Group. You must not discuss the affairs of the XP Group with anyone (including family members), unless there is a legitimate corporate reason for such person to become aware of such affair.

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Business Opportunities

Any and all business opportunities that draw your attention due to their connection with the XP Group may be characterized as a business opportunity. Examples include situations where a business opportunity has been offered to the XP Group; the XP Group has sought a business opportunity; the products, facilities or personnel of the XP Group were used to seek a business opportunity; or the opportunity involves investments in an asset or business that would be advantageous for the businesses of the XP Group. Partners, executives and Collaborators are forbidden from using business opportunities for their personal benefit, unless they have presented the opportunity to the Company and the Company has rejected it. The use of the property, information or position of the Company for undue personal gain is not allowed, and any direct or indirect competition with the XP Group is forbidden. Those subject to this policy may not receive a loan or guarantee of an obligation as a result of their position with the Company.

Privileged Information

It is illegal to trade securities of any company based on non-public (or internal) relevant information or to disclose this information to third parties that may profit from them. Usually, relevant information is any information that an investor would probably consider important in his/her decision to purchase, sell or keep securities, or that may affect the price of the securities in the market. Examples include actual or estimated financial results or alteration in the dividends; significant discoveries or development of products; possible mergers, acquisitions or disposals; large changes in business strategies; and obtainment or loss of relevant contracts. You are forbidden from disclosing privileged information to any person except those who need to know such information, in order to fulfill their responsibilities with the Company. You are also obligated to take measures to protect the confidentiality of the privileged information. If you have or receive information and are not sure if such information fits the definition of privileged information or if the disclosure thereof could violate a fiduciary obligation or other type of obligation, please contact the Compliance Department before disclosing such information. You must also check the internal information section of the Compliance Policy, which sets forth additional information on how to protect the confidentiality of the privileged information. You are required to familiarize yourself and comply with the Company’s Policy Against Insider Trading, copies of which are distributed to all employees, officers and directors and are available from the Legal Department. You should contact the Legal Department with any questions about your ability to buy or sell securities.

External Businesses and Other External Activities

Partners and collaborators may not engage in external jobs or in other external activities that conflict or interfere, in any way, with their duties and responsibilities in the XP Group. This includes external activities that may be mistakenly interpreted as activities of the Company and any activity that competes with the XP Group. It is necessary to obtain prior written approval from the Compliance and Ethics Committee before participating in external business activities.

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Participation as Officer or Committee Member in External Organizations

Partners and collaborators may be asked by non-profit organizations and business companies to work as an officer or be part of a consulting committee. Their work as a director or member of the board of directors of another company or beneficent, civil, social service, religious, professional, business organization or non-profit organization must be consistent with the provisions of the Code and must not cause a conflict of interest with their responsibility to the XP Group. It is necessary to obtain prior written approval from the Compliance and Ethics Committee before accepting such roles.

Financial Interests or Owning Other Businesses

Acquiring a business or another business interest in competitors or suppliers of the XP Group requires prior written approval from the Compliance and Ethics Committee. Examples include making significant investments in or loans to companies or entities that compete or do business with the XP Group.

Acceptance of Gifts or Entertainment

Gifts or presents (except for those that are below the nominal value as specified in the Hospitality and Third-Party Events Procedure of the XP Group) or excessive entertainment provided by clients, suppliers, competitors or other employees must not be accepted. Nominal presents (below the value specified in the policy) and entertainment can be accepted when the Collaborator is convinced that the gift or entertainment has not influenced his/her judgment or the performance of his/her duties. Under no circumstances are you allowed to accept gifts or entertainment that can cause a conflict of interest. These gifts should be given infrequently and their value should be modest, in accordance with Hospitality and Third-Party Events Procedures. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted. Practices that are acceptable in a commercial business environment may be against the law or the policies governing national or local government employees. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of the Compliance Department. Except in certain limited circumstances, the United States Foreign Corrupt Practices Act (the “FCPA”) prohibits giving anything of value directly or indirectly to any “non-U.S. official” for the purpose of obtaining or retaining business. If you have any questions on the appropriateness of a gift, or when in doubt as to whether a contemplated payment or gift may violate the FCPA or Brazilian Anticorruption Law, please contact the Compliance Department before taking any action. For further information, access the Hospitality and Third-Party Events Procedures.

Class Associations and Entities

We do not belong to any type of political organization, but we recognize the legitimacy of such entities and respect their initiatives and activities. We are always willing to dialog in any situation and we are constantly seeking a solution that serves all involved parties.

Political Parties

The XP Group does not make donations to political parties. Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Compliance policies.

We respect the right of Collaborators to affiliate themselves with parties and make donations to such entities if they so desire. Donations must always be carried out in a Collaborator’s own name and not on behalf of the XP Group, any of its Controlled Companies or Affiliates. The donations must be communicated by Collaborators to the respective Compliance Executive Offices, through the Political Contribution Form. No one may be reimbursed directly or indirectly by the Company for personal political contributions.

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10.	INFORMATION CONFIDENTIALITY

As a financial services company, we have specific responsibilities to maintain the confidentiality of our clients’ information and the proprietary information of the Company. We must always be aware of these responsibilities when using the phone, email and other electronic means for information storage and transmission. We must not discuss confidential information in public areas, read confidential documents in public places or leave or dispose of confidential documents where they may be retrieved by others.

Confidentiality of the Client’s Information

The information on the identity of clients, their transactions and accounts is confidential. Such information cannot be disclosed to Collaborators, except when they need such knowledge to fulfill their responsibilities to the XP Group in the performance of their duties. You may not disclose such information to any third party or company that is not part of the XP Group, except: (i) if an external company needs such information to provide services to the XP Group, and such company is obligated to maintain the confidentiality thereof, (ii) when the client consents to the disclosure of information after being previously consulted on it, (iii) if required by law, standard or any regulatory work that the XP Group is subject to, or (iv) when, after prior analysis, such disclosure is authorized by the Compliance Department.

The information on client requests must be kept confidential and may not be used to the benefit of other clients of the Company or other accounts, including those of any Collaborator or partner. Negotiating before an imminent request of a client is classified as encroachment and is forbidden. The undue use of confidential business information of clients aimed at a possible personal benefit is also forbidden.

In order to protect the privacy of clients, the Company limits the sharing of client information with other people. As set forth in the Information Safety Policy, the XP Group does not sell client information to any third party. Client information may be shared with third parties exclusively and under the limited circumstances defined previously, as well as for the processing of transactions and service accounts, for joint marketing agreements and for other specific purposes permitted by law. Information may be shared with affiliated companies (subsidiaries under the common control of the XP Group) as permitted by applicable law.

You must familiarize yourself with the Information Safety Policy and with the limitations on how client information may be used and shared. You must also familiarize yourself with our procedural and systemic protections to maintain the safety of client information. If you have any questions on whether a specific use or disclosure of client information is permitted, you must contact the Information Safety Department.

Proprietary Information of the Company

Confidential proprietary information generated by and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law. Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company, its customers or its suppliers if disclosed.

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Intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists, and any unpublished financial or pricing information must also be protected. Unauthorized use or distribution of proprietary information violates Company policy and could be illegal. Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights of other companies and their proprietary information, and require our employees, officers and directors to observe such rights.

We have the responsibility of protecting the information of the XP Group and complying with the confidentiality policies, the terms of which are a condition to your admission in the XP Group. Confidential information includes, but is not limited to, any information, regardless of patent, presented orally or by other means, tangible or not, and may include, but is not limited to, technical, operational, commercial, financial or legal information, know-how, inventions, processes, formula and design, business plans, accounting methods, techniques and accrued experience, commercial plans, budgets, prices, expansion plans, commercial strategies, findings, ideas, concepts, techniques, projects, specifications, diagrams, models, samples, flowcharts, computer program, codes, data, source codes, disks, diskettes, tapes, marketing and sales plans, any client information and any other technical, financial, legal and/or commercial information sent by any means. If you have any questions on what constitutes proprietary information or if you believe such information has been compromised, please contact the Information Safety Department. Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company. The provisions of this section are qualified in their entirety by the section entitled “Reporting Violations to Governmental Agencies” above.

Protection and Use of the Company’s Assets

We are responsible for protecting the assets of the XP Group and for guaranteeing their efficient use. Theft, mishandling and waste have a direct impact on the activities of the XP Group. The sole purpose of the Company’s equipment, vehicles, supplies and electronic resources (including hardware, software and the data thereon) is the conduct of our business. Such resources may only be used for Company business consistent with Company guidelines.

11.	BUSINESS PRACTICES

In our commercial transactions, we negotiate with our clients, coworkers and suppliers in a fair and equitable manner. We keep accurate commercial records and observe the laws and regulations regarding financial and audit disclosure.

Financial Disclosures

The XP Group is committed to providing full, fair, accurate, timely and comprehensible disclosure in reports and documents that are filed with or submitted to the Brazilian Securities Commission and other regulatory agencies, in addition to other public communications made by the XP Group to clients, investors and other interested parties in all matters relating to accounting, financial controls, internal reporting and

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taxation. You are responsible for complying with the policies and procedures of the XP Group to compile these disclosures and guarantee that they are full, fair, accurate, timely and comprehensible. All financial books, records and accounts must accurately reflect transactions and events and conform both to required accounting principles and to the Company’s system of internal controls. Records shall not be distorted in any way to hide, disguise or alter the Company’s true financial position.

Conduct of Audits

Neither you nor any other person acting under your direction may, directly or indirectly, take any action in a fraudulent manner to influence, coerce, manipulate or deceive any person involved in an audit or review of the financial statements of the XP Group. Offering a job or future contracts that are not audit services and providing inaccurate or deceitful information to an auditor, or threatening to cancel or cancelling audit works, are not allowed.

Maintenance of Records

We demand recording and honest, clear and accurate reports of the information in order to maintain the integrity of our commercial records and to make responsible commercial decisions. The books, records and accounts of the XP Group must (i) accurately reflect all Company transactions and all other events that are the object of a specific requirement to maintain regulatory records; (ii) be kept in reasonable detail; and (iii) comply with the applicable legal requirements and the internal control system of the Company. Unregistered or “off the books” funds or assets are forbidden, unless permitted by applicable laws or regulations. Business records must not contain exaggerations, depreciative notes, guesses or inadequate characterizations of persons and companies. This also applies to emails, internal memorandums, formal reports and all other forms of commercial records. We must familiarize ourselves with the record-withholding policies. In case of litigation, governmental inquiry or threat of such action, you must consult the Legal Department or the Compliance Department.

Competition and Fair Negotiation

We operate our businesses in a fair and honest manner. We seek competitive advantage through performance and dedication to service for our clients and never through unethical or illegal practices. It is the duty of the XP Group to guarantee that there is no agreement with competitors that affects sales prices, terms or conditions, or that restricts full and fair competition in an unreasonable manner. It is the responsibility of Collaborators to always respect the rights of clients, suppliers, the public and competitors of the Company and treat them fairly. You must never take undue advantage of anyone through manipulation, deceit, abuse of privileged information, misrepresentation of relevant facts or any other unfair negotiation practice. The antitrust laws prohibit agreements among competitors on such matters as prices, terms of sale to customers and the allocation of markets or customers. Antitrust laws can be complex, and violations may subject the Company and its employees to criminal sanctions, including fines, imprisonment and civil liability. If you have any questions on what constitutes an unfair commercial practice, please consult the Compliance Department or the Legal Department.

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Supplier Management

The XP Group has adopted an encompassing supplier management program. If you carry out business with suppliers (such as consultants, external advisors, intermediaries of the financial market, facilitators, correspondents, etc.), it is necessary for you to know and observe the policies and procedures of the XP Group regarding such transactions, and the applicable marketing policies and rules for third-party contracting. Before becoming commercially involved, it is necessary that the business areas feel comfortable with the contracting, provide a complete due diligence of the partner and obtain adequate authorizations for any agreements. All supplier agreements must be started and processed by the Legal Department and the Procurement Department. We strive to promote the application of the standards of this Code by those with whom we do business. Our policies, therefore, prohibit the engagement of a third party to perform any acts prohibited by law or by this Code, and we shall avoid doing business with others who intentionally and continually violate the law or the standards of this Code.

Public Relations and Media

Media coverage can have a significant impact on the brand and reputation of the Company. It is important to guarantee accurate and coordinated communication of information on the Company and its businesses. When you are using social media and identify yourself as a Company employee, officer or director or mention the Company incidentally, for instance on a Facebook page or professional networking site, please remember the following:

•	Never disclose confidential information about the Company or its business, customers or suppliers.

•	Make clear that any views expressed are your own and not those of the Company.

•	Remember that our policy on Equal Opportunity, Non-Discrimination and Fair Employment applies to social media sites.

•	Be respectful of your colleagues and all persons associated with the Company, including customers and suppliers.

•	Promptly report to the Compliance Department any social media content which inaccurately or inappropriately discusses the Company.

•	Never respond to any information, including information that may be inaccurate about the Company.

•	Never post documents, parts of documents, images, or video or audio recordings that have been made with Company property or of Company products, services or people, or at Company functions or events.

Professional Networking

Online networking on professional or industry sites, such as LinkedIn, has become an important and effective way for colleagues to stay in touch and exchange information. Employees, officers and directors should use good judgment when posting information about themselves or the Company on any of these services.

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What you post about the Company or yourself will reflect on all of us. When using professional networking sites, you should observe the same standards of professionalism and integrity described in our Code and follow the social media guidelines outlined above.

In addition, the legal and regulatory requirements restrict the information that may be provided to the media. Our Marketing Department works as a liaison between the Company and the press and it is responsible for answering press inquiries. All questions from the press must be forwarded to the Public Relations Department before providing a direct response. We are committed to preserving our reputation in the financial community by assisting in efforts to combat money laundering and terrorist financing. Money laundering is the practice of disguising the ownership or source of illegally obtained funds through a series of transactions to “clean” the funds so they appear to be proceeds from legal activities.

We have adopted measures to reduce the extent to which the Company’s facilities, products and services can be used for market abuse or financial crimes. Additionally, where necessary, we screen customers, potential customers and suppliers to ensure that our products and services cannot be used to facilitate money laundering or terrorist activity. If you have any questions about our internal anti-money laundering process and procedure, consult the AML Compliance Department.

12.	COMPLIANCE PROCEDURES AND REPORTING

The Code must be complied with and immediate measures must be taken to report actual or suspected violations of the Code. Being involved in any conduct to circumvent the Code is forbidden (for example, asking family members to accept gifts on your behalf that you would otherwise be forbidden from accepting under the Code).

Always Seek Guidance

If you are not certain of what to do in a certain situation, always seek guidance before acting. Use the resources of the XP Group, including your leader or other departments indicated in this Code. If you believe it is not appropriate to discuss a matter with your supervisor, contact the Personnel & Management Department or the Compliance Department. Remember that you must report all incidents of bad conduct and that you may do so without fear of retaliation. However, if you have violated the Code, reporting such violation will not protect you from the consequences of your actions.

Reporting a Possible Violation to the Code

Scope of Matters Covered by These Procedures

These procedures relate to employee complaints relating to any questionable accounting and other matters or violations of the Code, including, without limitation, the following:

•	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

•	fraud or deliberate error in the recording and maintaining of financial books and/or records of the Company;

•	deficiencies in or noncompliance with the Company’s internal controls;

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•	misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company;

•	any attempts to mislead or improperly influence the Company’s independent auditor in the course of the performance of their audit;

•

deviation from full and fair reporting of the Company’s financial condition, such as material misrepresentations or omissions with respect to the Company’s business, financial condition, results of operations or cash flows, in public disclosures of the Company’s financial position and prospective reports;

•	improper expenditure of Company funds;

•	improper use of Company property (including disclosure of proprietary information);

•	use of non-public Company or client information to trade in securities; or

•	any other violations of the Company’s Code.

Employees are encouraged to follow these procedures and report any possible violations or questionable matters that have occurred, are ongoing or are about to occur. The Company’s Audit Committee will oversee treatment of employee concerns in this area:

Conduct	Report to:
Any type of violation of the Code	E-mail: comitedeetica@xpi.com.br
XP Group Confidential Channel through site https://canalconfidencial.com.br/xpinvestimentos/ or phone: 0800-721-0744
(Confidential and anonymous reporting – 24h/day – 7 days/week)

Work Relations (Discrimination, Harassment, Conflicts of Interest)	Personnel & Management

Money Laundering, Fraud and Corruption	Compliance / Risk

Safety and Confidentiality of the Information	Information Security

Supplier Management	Procurement

Any concerns about a violation of ethics, laws, rules, regulations or this Code by the CEO or any senior financial officer, any senior executive officer or any director should be reported promptly to the Compliance Officer, who shall notify the Board of Directors with responsibility for corporate governance. Any such concerns involving the Compliance Officer should be reported to the Board of Directors.

1. If you prefer to make a report in a confidential or anonymous manner, do it through a confidential channel. An anonymous report should provide enough information about the incident or situation to allow the Company to conduct a thorough and proper investigation.

2. The Ethical Committee will determine the actions to be taken, including by conducting any necessary investigation and recommending the appropriate disciplinary measures.

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It is the responsibility of the Collaborator to report any violations of the Ethics Code when he/she has reason to believe that something may have occurred or may occur. No Collaborator or candidate shall suffer retaliation for a complaint made in good faith or for communicating undue conduct to the Company, for helping another Collaborator or candidate to make a report, for cooperating with an investigation, or for submitting a complaint or report. Any employee that is involved in retaliatory conduct is subject to disciplinary actions, including contractual termination. If you believe that retaliation has occurred, you must communicate such conduct to the Personnel & Management Department or make a report in the XP Group’s confidential channel.

Treatment of Complaints

•

Upon receipt of a complaint, the complaint will be analyzed so as to determine (i) whether it pertains to an accounting or auditing matter, or whether it pertains to violations of the Code or other relevant matters, and (ii) when possible, acknowledge receipt of the complaint to the sender.

•

Complaints relating to accounting and auditing matters will be reviewed under Audit Committee direction with oversight by the Chief Executive Officer or such other persons as the Audit Committee determines to be appropriate.

•

Complaints relating to violations of the Code or any other matters will be reviewed initially by the Legal Department and, when such violations were committed by any senior executive officer or director, the President will review them directly. The President may delegate the oversight of any complaint to such persons as the President determines to be appropriate.

•

After initial review, the matter will be examined to determine whether it warrants an investigation and establish the officers that will oversee any such investigation. If the matter appears to be significant, concerns will be raised to the Audit Committee or the Chair of the Audit Committee.

•	The person(s) authorized to conduct the investigation will report to the Audit Committee in a timely manner all findings of fact, conclusions and proposed recommendations for remedial actions, if any.

•	Prompt and appropriate corrective action will be taken as and when warranted in the judgment of the Audit Committee or the designated officer, as applicable.

•

The Company will not, directly or indirectly, discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in his or her terms and conditions of employment based upon any lawful complaint made by such employee in good faith with respect to accounting and auditing matters or violations of the Code or other relevant matters.

•

Confidentiality will be maintained to the fullest extent possible, unless otherwise consented to by the employee, as may be necessary to conduct a thorough investigation or as required to be disclosed by law.

Reporting and Retention of Complaints and Investigations

A log of all complaints will be held, as well as the appropriate tracking of their receipt, investigations and resolutions. A periodic summary report will be made on at least an annual basis for the Audit Committee. Copies of complaints and such log will be maintained in accordance with the Company’s document retention rules.

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Consequences for Non-Compliance and for Not Reporting Certain Conduct

If you hear or suspect that any violation of this Code has occurred, you must immediately inform the Ethics Committee or the person in charge. You must not conduct preliminary investigations, unless you are authorized by the Legal Department and the Compliance Department. Any person that raises a matter related to a possible violation of the law, regulation or policy of the XP Group or any suspected illegal or unethical behavior in good faith shall be protected from any kind of retaliation.

If you have violated the Code, the fact that you assume responsibility for the act will not protect you from your actions. You may be subject to disciplinary measures that can range from a warning to contractual termination if you violate the Code or fail to report violations that you become aware of.

Violations of the Code that involve illegal behavior will be reported to the appropriate authorities. If concerns or complaints require confidentiality, including maintaining anonymity, the Company will endeavor to protect this confidentiality, subject to applicable laws, regulations or legal proceedings.

Be a role model!

Reporting Violations to a Governmental Agency

Employees have the right under federal law to certain protections for cooperating with or reporting legal violations to governmental agencies or entities and self-regulatory organizations. As such, nothing in this Code is intended to prohibit any employee from disclosing or reporting violations to, or from cooperating with, a governmental agency or entity or self-regulatory organization, and employees may do so without notifying the Company. The Company may not retaliate against an employee for any of these activities, and nothing in this Code or otherwise requires an employee to waive any monetary award or other payment that he or she might become entitled to from a governmental agency or entity, or self-regulatory organization.

All employees of the Company have the right to:

•	Report possible violations of state or federal law or regulation that have occurred, are occurring, or are about to occur to any governmental agency or entity, or self-regulatory organization;

•	Cooperate voluntarily with, respond to any inquiry from, or provide testimony before any self-regulatory organization or any other federal, state or local regulatory or law enforcement authority;

•	Make reports or disclosures to law enforcement or a regulatory authority without prior notice to, or authorization from, the Company; and

•	Respond truthfully to a valid subpoena.

All employees have the right to not be retaliated against for reporting, either internally to the Company or to any governmental agency or entity or self-regulatory organization, information which the employee reasonably believe relates to a possible violation of law. It is a violation (i) of U.S. federal law to retaliate against anyone and (ii) of the Whistleblower Protection Law, 2015 (as may be amended or revised) of the Cayman Islands to retaliate against anyone who has reported such potential misconduct either internally or to any governmental agency or entity or self-regulatory organization. Retaliatory conduct includes discharge, demotion, suspension, threats, harassment, and any other manner of discrimination in the terms and conditions of employment because of any lawful act the Employee may have performed. It is unlawful for the Company to retaliate against an employee for reporting possible misconduct either internally or to any governmental agency or entity or self-regulatory organization.

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Notwithstanding anything contained in this Code or otherwise, employees may disclose confidential Company information, including the existence and terms of any confidential agreements between the employee and the Company (including employment or severance agreements), to any governmental agency or entity or self-regulatory organization.

The Company cannot require an employee to withdraw reports or filings alleging possible violations of federal, state or local law or regulation, and the Company may not offer employees any kind of inducement, including payment, to do so.

An employee’s rights and remedies as a whistleblower protected under applicable whistleblower laws, including a monetary award, if any, may not be waived by any agreement, policy form, or condition of employment, including by a pre-dispute arbitration agreement.

Even if an employee has participated in a possible violation of law, the Employee may be eligible to participate in the confidentiality and retaliation protections afforded under applicable whistleblower laws, and the employee may also be eligible to receive an award under such laws.

Quality of Public Disclosures

The Company has a responsibility to provide full and accurate information in our public disclosures, in all material respects, about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the United States Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures.

The Company must always maintain a high standard with respect to all matters related to accounting, internal controls, internal and external reports and taxation. All financial records and accounts must reflect precisely the transactions and events performed and must be in compliance with the accounting and reporting principles required, as well as with the Company’s internal control system. The records must not be distorted, or directed to hide, conceal or alter the real financial position of the Company.

Government Inquiries

The Company cooperates with government agencies and authorities. Forward all requests for information to the Legal or Compliance Department immediately to ensure that we respond appropriately.

All information provided must be truthful and accurate. Never mislead any investigator. Do not ever alter or destroy documents or records subject to an investigation.

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13.	OTHER PROVISIONS

The rules described in this Code are not definitive and may be updated due to technological updates or new strategic definitions of the Executive Office of the Company jointly with the Compliance Offices of the Controlled Companies.

Collaborators undertake to comply with all updates and changes associated with the safety of the information and that may be made to this Code.

Such rules are provided to the Collaborators upon the start of the contractual bond with the XP Group or at the start of the service provision, and will remain available at XP Connect. Adhesion thereto is mandatory and occurs upon the execution of the “Liability Instrument” and its respective exhibits (Exhibit I).

In case of questions on the precepts of this document or on what is considered, in any manner, a violation, the user must contact the Compliance Department of the Controlled Companies.

14.	EXCEPTIONS

Regarding the exceptions to compliance with the rules set forth in this Policy, the requesting party must submit an exception request to the Compliance Offices of the Controlled Companies containing the reasons for such request, and its approval shall be given by at least two officers of the XP Group.

The exception request proceedings may be submitted to the opinion of the Compliance and Ethics Committee before a decision is rendered by the Executive Office.

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15. 15.1 EXHIBIT I – LIABILITY INSTRUMENT

I hereby certify that I have received, read and understood the Code of Conduct and Compliance Policy of the XP Group, and all other policies and procedures that are part of the activities of the XP Group, namely: Information Safety Policy, Corporate Policy for Prevention and Combating Money Laundering, Terrorism Financing and Concealment of Assets, Rights and Values, Anticorruption Policy and Policy of Investments of Related Persons.

I undertake to comply with the respective rules and any updates that may occur.

I am aware that I cannot claim lack of knowledge of such rules to justify any noncompliance.

[City], [=] [=], [=].

Name: [blank]

Signature: [blank]

Individual Taxpayer’s Register (CPF): [blank]

Date: [blank]

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